Capstone Companies Inc.

First Strategic Update of 2021

March 18, 2021

2
ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com

Capstone Companies Inc. – First Strategic Update of 2021, March 18, 2021

C O R P O R A T E   P A R T I C I P A N T S

Aimee Brown, Corporate Secretary

Stewart Wallach, President, Chief Executive Officer

P R E S E N T A T I O N

Operator

Greetings and welcome to Capstone Companies’ First Strategic Update of 2021.

As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Aimee Brown, Corporate Secretary for Capstone Companies. Thank you, you may begin.

Aimee Brown

Thank you, Melissa, and good morning to everyone. On the call today is Capstone’s President and Chief Executive Officer, Stewart Wallach.

During today’s call, Mr. Wallach will be providing a strategic update for 2021. If you do not have the release that was distributed on Tuesday, March 9th, it is available on our corporate website at www.capstonecompaniesinc.com.

As you are aware, we may make forward-looking statements during today’s presentation. These statements apply to future events, which are subject to risks and uncertainties as well as other factors that could cause the actual results to differ materially from where we are today.  These factors have been documented by the Company in our filings with the Securities and Exchange Commission, which can be found on our website or at www.sec.gov.

With that, I’ll turn it over to you, Stewart.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com

Capstone Companies Inc. – First Strategic Update of 2021, March 18, 2021

Stewart Wallach

Thank you, Aimee, and good morning. I would like to thank everyone for their time today.

It is hard to believe that a year has passed since our last webcast.  Needless to say, the world has changed dramatically over that time. We are all wondering what normal will look like in the months and years ahead. For me, personally reaching out to you today is a first step towards re-establishing communications with the business community, and I am hopeful will serve to build momentum in the future.

While our annual year-end report will be filed later in the month, we have received numerous inquiries from our shareholders regarding the progress of Capstone’s Connected Surfaces Smart Mirror program. With respect to these inquiries, this discussion will serve to provide insight into the program’s status.  The investment community has demonstrated its enthusiasm for the new product line over the past couple of months and are eager to see the program available to the public. I share in that enthusiasm.  I can assure you; we have been doing everything possible to bring the program to market in spite of the unprecedented delays caused by the COVID pandemic.

For those that have only recently invested in the Company, it is important to know that investments in the Company are made with an understanding of the actual developments and progress the Company is making. Toward that end, we will strive to communicate openly and honestly so that expectations are substantive, and our shareholders are properly informed.

Let’s get started with a bit of history.

Over the course of the past two years, many companies, ourselves included, have been faced with remarkable challenges ranging from tariff penalties resulting from the U.S./ China trade war and of course the global shutdown due to the Coronavirus pandemic. Companies across the globe have been forced to cease operations as a result of these devastating times, and I am proud to say that we have not only survived but, in many ways, flourished during this time as we focused our efforts on product development and market research activities to prepare for Capstone’s exciting next chapter.  In many ways, we are like a start-up company but, unlike a start-up, we are backed by a decade of strong business performance.

While we first introduced our Connected Surfaces prototypes at the Consumer Electronics Show in January of 2020, within weeks of that introduction the supply chains across the globe and retail activities came to an unprecedented halt. Fortunately, Capstone had been performing well up until 2018 and our cash position was strong, enabling us to sustain our operations without incurring additional debt.

The pandemic, of course, has lasted far longer than most had forecasted, and we depleted much of our cash reserves during this extended timeframe. In January of 2021, recognizing that our limited cash position and losses realized in 2020 could potentially handicap our new product launch planned for Q2 and Q3 of 2021, myself and a long-time director and supporter, Dr. Jeff Postal, agreed to provide a working capital line of credit to the Company. The credit line, totaling $750,000, would allow the Company to continue its daily activities without further disruption to the launch. We remain bullish on the Company, its management, and most importantly its core product portfolio, Connected Surfaces.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com

Capstone Companies Inc. – First Strategic Update of 2021, March 18, 2021

We are excited about the prospects that lie before us as our Connected Surfaces Smart Mirror program nears delivery to the market. As is the case with Capstone’s previous product launches, we followed a disciplined and structured strategy to gauge the market interest in the Connected Surfaces campaign.  The strategy is data driven and targets both the smart home growth and the digital evolution that is imminent. Over the course of the last several years, technology companies have been working and investing to expand the integration of computing platforms into our daily lives. This is generally known as “Ambient Computing.”  Because of the advancements in processors, sensors, affordable cloud services, and the increasing speed of broadband, the physical home environment is rapidly changing. It is this phenomenon that supports our entry into this computer platform expansion.

Technology companies across the globe recognize the importance of being able to access content and services from any locale: work, home, and on the go. Capstone’s Smart Mirror marks its entry into this digital landscape as mirrors are considered an important and essential item in living spaces. A natural progression of the basic mirror addresses demand of customized capabilities embedded into the traditional mirror.  Like the mobile phone, the Capstone Thin ClientTM, which is the first Connected Surfaces product, provides the commonplace experience of a tablet device, allowing internet access and the ability to run downloadable applications. We are not reinventing technology nor is our business model reliant on the development and distribution of relevant content like that of fitness mirror companies. We are simply connecting the world of content that is commonly accessed every day by users across the globe through a new and innovative platform.

I can go on and on about the platform and its potential, but my hope today is to provide you with just a basic perspective relative to the launching of the Company’s new core product segment and what this can translate to for the Company’s future.

Let’s for a moment talk about the timelines.

I do not know that I’ve ever been more frustrated in my business career by all the false starts that were caused by these aforementioned supply chain disruptions. To say this has been a challenge is truly an understatement, but the Management of your Company has never lost sight of the strategy and its underlying potential.

At this point, we are planning production immediately following the varying certification processes and testing required for North American products, which are currently underway. These are not unfamiliar steps to management, as all our products are subject to most of the same approval processes; however, we do not control the speed at which the testing companies advance. There is a backlog at the testing laboratories as so many companies were dormant for the past 12 months but are now resuming normal business activities.

As of this discussion, we are planning production to commence in April.  It is important to point out we will air-freight initial inventories so that we may activate our Amazon program, which requires that inventory be available for immediate delivery in their facilities. Depending on availability of containers, which are now facing shortages in the region, we may have to compromise our margins on the early shipments and ship more product by air than planned. Our primary goal at this point is to deliver mirrors to our customers that have been patiently waiting for the mirrors.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com

Capstone Companies Inc. – First Strategic Update of 2021, March 18, 2021

Let’s continue with a brief overview on what make Capstone’s Smart Mirror program unique.

Over the past year, as mentioned earlier, you have probably seen fitness mirrors in the market as gyms and fitness studios closed during the pandemic. The success of these products has been well documented and has served to introduce mainstream America to the concept of smart technology being embedded into a mirror. These fitness mirrors, while enjoyed by many, are essentially an interactive platform designed to deliver a fitness experience in the home through subscription content.

As a point of differentiation, our platform, like a smartphone and tablet, is designed to deliver content of all types in a new and unique form factor. As the digital smart home becomes more mainstream, Capstone believes it is in a timely position to reach this market with the launch of its affordable Smart Mirror portfolio. I specifically mention affordable because our Company’s strength, which have been proven over the past decade, is its ability to deliver great innovative products priced for the masses. With a market entry price of $699, we will reach mainstream America with this technology-rich mirror at prices commonly found in smartphones and tablets.

Let’s talk about projections…

I completely understand your expressed interest in the potential revenues to be realized from our Connected Surfaces campaign.  Particularly, in light of the fact that this is essentially a new business for Capstone that has yet to deliver revenues for all the reasons that I mentioned earlier.  Projections would not be based on history or substantive modeling at this juncture.  Surface computing is beginning to find its way into the home (i.e., refrigerators, furniture, etc.)  It is hard to imagine a home five years from now that will not have numerous computing platforms operating seamlessly throughout. The mirror as a tech device is a logical addition to this emerging digital home environment.

As we commence shipping and the market research analytics are validated, we will be in a better position to approach this topic. For now, consider the following data points that are the core of our marketing strategy and have served to motivate your entire Management Team over the past year even while the Company’s revenue performance was stalled.

Smart Home Market Growth

Revenue in the smart home segment amounts to be an estimated $85 billion in 2020.
Revenue in the smart home segment is expected to show an annual growth rate from 2018 to 2022 of 18%, resulting in a market volume of an estimated $140 billion in 2023.
Household penetration was 7.5% in 2018. It’s expected to hit 19.5% by 2022.

Smartphones

Smartphone users in the U.S. exceed 269 million. It’s projected at 290 million in 2024. This clearly confirms the expansion of technology into our daily lives.

A very important data point, fixed broadband subscriptions.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com

Capstone Companies Inc. – First Strategic Update of 2021, March 18, 2021

Fixed Broadband

Fixed broadband subscriptions in the U.S. exceed $110 million and represents the size of the market and relative potential for smart mirrors. There is no certainty, but simple math would you tell you that 1% of that market is over a million mirrors.

In closing, I genuinely hope you have found this presentation helpful. I plan on communicating with the shareholder community often as material and relevant updates and progress are available to share. If you review my position on investor communications which I have shared over the years, you will find that I have always been consistent in sharing only real information that is meaningful and substantive. I will be governed by this same mindset as our Company embarks on this new and exciting direction.

Thank you once again for your time. I look forward to speaking to you again in the not-too-distant future. Stay healthy.

Operator

Thank you. Ladies and gentlemen, this concludes our conference today. Thank you for your interest and participation. You may now disconnect your lines and have a wonderful afternoon.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262    1-604-929-1352    www.viavid.com